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Exhibit 10.30

January 6, 2010

Mr. Richard M. Weil
612 Vista Lane
Laguna Beach, CA 92651

Dear Dick:

        We have greatly enjoyed getting to know you over the last few months and are excited about you joining us as the Chief Executive Officer of Janus Capital Group Inc. We believe you possess the personal and professional characteristics to lead this organization in the years ahead and will have the ability to make a significant impact on our future direction and growth. On behalf of Janus Capital Group Inc. (the "Company"), I am pleased to extend to you an offer of employment with the Company on the following terms and conditions:

  1.
  Position. You will serve as our Chief Executive Officer and shall be appointed as a member of our Board of Directors (the "Board"). You will be based in Denver, Colorado at the Company's headquarters. Your start date will be no later than February 1, 2010 (the actual start date, the "Start Date").

  2.
  Target Annual Compensation. Your targeted annual compensation will be an aggregate of $10,000,000, subject to review annually by the Compensation Committee of the Board (the "Committee"). The various components of your annual compensation are described in Sections 3 through 5.

  3.
  Base Salary. Your annual base salary will be $500,000, which will be paid in accordance with the Company's customary payroll practices.

  4.
  Target Bonus. You will receive an annual bonus with a target of at least $3,500,000, subject to the achievement by the Company of objectively determinable performance goals established by the Committee in consultation with you. The annual bonus will be payable in cash at the time that bonuses are customarily paid, but in no event more that 2.5 months after the end of the bonus year. For 2010, you will be eligible to receive a bonus of at least $3,500,000, subject to the Company meeting its 2010 Section 162(m) performance requirements. For 2009, the Company was required to achieve a minimum of a 20% pre-tax margin OR a 5% return on equity.

    For 2011 and beyond, you will be eligible for a target bonus of at least $3,500,000. The actual amount paid will be subject to the achievement of objectives determined by the Committee in consultation with you.

  5.
  Equity. Each year, you will be entitled to participate in the Company's long term incentive compensation plan. On February 5, 2010, you will be granted (i) $3,000,000 of restricted stock, and (ii) stock options with a Black-Scholes value on February 5, 2010 of $3,000,000, in accordance with the Company's LTI Granting Procedures adopted by the Committee. The number of shares of restricted stock and stock options granted will be based on the average of the high and low stock prices of the Company's stock on February 5, 2010. The stock options shall have an exercise price equal to the average of the high and low stock prices of the Company's stock on February 5, 2010. The restricted stock and stock options will vest, based upon your continued employment, in equal installments over a four year period on February 1st of each year (or, if such day falls on a weekend, the next trading day). Your equity grants beginning in 2011 are expected to be a mixture of restricted stock, stock options and mutual fund units, with an expected aggregate annual value, depending on the Company's and your performance, of approximately $6,000,000, as determined by the achievement of objectives determined by the Committee in consultation with you. The restricted stock, stock options and mutual fund units will be subject to the terms of the long-term incentive plan under which they are granted and any applicable award agreements.

  6.
  Sign on Bonus. On February 5, 2010, you will also be granted an additional $10,000,000 of restricted stock (the "Sign-On Bonus"). The number of shares for the Sign-On Bonus will be based on the average of the high and low stock prices of the Company's stock on February 5, 2010. The Sign-On Bonus will vest, based upon your continued employment with the Company, 50% on December 31, 2010; 25% on January 1, 2012, and 25% on January 1, 2013. The Sign-On Bonus will be subject to the terms of the long-term incentive plan under which they are granted and any applicable award agreements.

  7.
  Benefits. As a full-time employee, you will be eligible to participate in our benefits program. This program currently includes life, medical, dental, vision and disability insurance, a 401(k) account plan (which includes a company match), contributions to a profit-sharing plan and an employee stock ownership plan, paid holidays and vacation. All of these benefits are subject to the Company policies and the applicable plan documents, which may be amended and/or terminated by the Company at any time.

  8.
  Vacation. You will be entitled to the vacation offered to other senior executive officers at the Company's direction.

  9.
  Relocation. We will provide a relocation package which has the following components:

    •
    Temporary housing in Denver until June 30, 2010.

    •
    Closing costs on the sale of the Laguna Beach house and closing costs on the purchase of the Denver home.

    •
    Moving the contents of your Laguna Beach home and up to six months of temporary storage.

    •
    Two house hunting trips for your family to Denver.

    •
    $35,000 to be used in commuting from Denver to Laguna Beach until your family is able to join you in Denver on or about June 30, 2010.

    •
    Flights for you and your family for the final move to Denver.

    •
    Up to $35,000 to reimburse you for costs incurred to retain legal counsel to advise you in connection with negotiating the terms of your employment with the Company.

    The Company will provide you with a tax gross up for any of the above-mentioned expenses which are taxable to you by December 31st of the year following the year in which you remit the related taxes.

  10.
  Employment. Your employment relationship with the Company is "at will," and the Company and you have the right to terminate that employment relationship at any time. You represent that there are no contractual or other legal restrictions on your ability to accept this offer and fully perform your duties on behalf of the Company.

  11.
  Severance. If your employment is terminated by the Company without "cause" or for "good reason" you will receive a one-time cash payment of $5,000,000 and continuation of benefits for one year. In addition, we will accelerate the vesting of the restricted stock, stock options and Sign-On Bonus. These matters will be addressed in and subject to a Severance Rights Agreement between you and the Company which will be entered into on your Start Date in substantially the form attached hereto. You will also be eligible for change in control severance benefits in accordance with, and subject to, the terms of the Company's then standard change in control agreement which will be entered into between you and the Company on your Start Date.

  12.
  Indemnification. The Company shall indemnify and hold you harmless to the fullest extent permitted by law, and shall cover you under any insurance policy the Company maintains for the errors and omissions of its directors and officers, in connection with your service as an officer and director of the Company and at coverage levels appropriate for the Company and your positions with the Company (as determined from time to time by the Board).

[continued on following page]

        This offer expires on January 11, 2010. We look forward to supporting you in building a preeminent investment management organization and are confident we will achieve great success under your leadership and direction. We are excited to have you join the Company and anxiously await your response to this offer.

Sincerely,

JANUS CAPITAL GROUP, INC.

By:

Name:
Title:

Agreed and Accepted:

By:

Richard M. Weil

Date:

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  Exhibit 10.30